WINSONIC

[On the Front End of Technology]
Digital Media Group, Ltd.

April 17, 2008

To: Chairman of the Board
WinSonic Digital Media Group, Ltd.

Subject: Board Seat Resignation

I realize that during 2008 WinSonic Digital Media Group, Ltd. ("WDMG", "Company") will be transitioning from a development stage company to an operating company and it is apparent that the Company will be having significant requirements for active participation from its Board Members.

Thus, it will be necessary for me to tender my resignation as a Board Member as I cannot commit to the higher level of participation needed to work with the Company during this critical time period of growth. I wish WDMG great success as it moves forward and want to express to you that it has been a privilege to serve as a Board Member with this Company.

Submitted By:

Dr. Thomas Mensah
Board Member

4-17-08
Date

Accepted:

Winston D. Johnson
Chairman, Founder/CEO

4-17-08
Date